Exhibit 99.1

COTT REPORTS Q4 and 2007 RESULTS

•	Reported loss per share of $1.07

•	$55.8 million pre-tax charge for goodwill and $9.7 million asset impairment

•	International business unit revenue up 18% vs. prior year fourth quarter

(All information in U.S. dollars)

TORONTO, February 8, 2008 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the fourth quarter and fiscal year ended December 29, 2007.

FOURTH QUARTER CONSOLIDATED RESULTS

Fourth quarter volume was up 13.1% to 302 million eight-ounce equivalent cases (“case volume”), as compared to the fourth quarter of 2006, with international growth (including concentrate sales) of 41.1% partially offset by a 4.8% decline in North America. The North American volume decline was primarily due to continued softness in the carbonated soft drink segment. International growth was driven by increased concentrate sales in advance of higher pricing taking effect in 2008, in addition to core volume growth in the U.K. Excluding concentrate sales, global fourth quarter volume was down 2.6%.

Revenues in the fourth quarter were $412.4 million, up 3.1% from $400.1 million in the comparable prior year period. This increase was primarily due to an 18.0% improvement in the International division, principally in the U.K., while revenues in North America were down 2.5%. Excluding the impact of foreign exchange, overall revenues were relatively flat as compared to the prior year period.

The fourth quarter gross margin was 8.7%, compared to 7.5% in the prior year fourth quarter. This improvement was primarily due to the prior year being negatively impacted by both a $9.0 million loss relating to a U.K. supplier and accelerated depreciation of $12.2 million in North America related to our restructuring initiative. Absent the charges in the prior year, Cott’s year-to-year gross margins would have declined due to higher ingredient and packaging costs. Included in the fourth quarter gross margins is the impact of a $6.5 million write-down of obsolete inventory in North America. International gross margins were negatively impacted by a slow recovery of the U.K. aseptic line.

Selling, general and administrative (SG&A) expenses of $44.1 million were down 5.6% from $46.7 million in the prior year. Independent of selling expense costs, G&A expenses of $40.0 million, were down 10.3% from $44.6 million when compared to the comparable prior year period primarily due to lower people costs and compensation expenses.

Operating loss was $75.2 million as compared to a loss of $40.3 million for the comparable prior year period. Asset impairment charges for the quarter amounted to $65.5 million pre-tax, which comprised primarily of $55.8 million goodwill impairment, and $9.7 million of asset impairments in North America. The comparable prior year quarter included $23.5 million of restructuring and asset impairment charges, plus $23.3 million of unusual costs (see attached Exhibit 4). Absent these charges, Cott would have generated a $8.8 million operating loss for the current quarter as compared to $6.5 million of income in the comparable prior year period.

Our effective tax rate for the full year was 7.6% in 2007 versus 41.2% in 2006. This difference was primarily due to the recognition of a $21.2 million deferred tax valuation allowance since it is more likely than not that we will not be able to fully utilize our deferred tax assets.

Net loss in the fourth quarter was $76.8 million (or $1.07 per diluted share), compared to a net loss of $29.6 million (or $0.41 per diluted share) in the fourth quarter of 2006.

Key Indicators At-A-Glance

	4th Quarter		Year-to-Date
	2007	2006	2007	2006
Volume (8oz MM)	302.3	267.2	1,270.2	1,233.5
Revenue ($MM)	$412.4	$400.1	$1,775.6	$1,771.8
Gross Margin	8.7%	7.5%	11.0%	12.2%
Restructuring, Assets Impairment & Other Charges ($MM)	$66.4	$23.5	$90.8	$38.5
Net (Loss) Income ($MM)	$(76.8)	$(29.6)	$(73.1)	$(17.5)
Reported EPS	$(1.07)	$(0.41)	$(1.02)	$(0.24)

“In 2007, we were impacted by an extreme commodity environment, CSD decline in North America, higher competitive promotional activities, and various internal challenges that prevented us from achieving our objectives,” said Brent Willis, Cott’s Chief Executive Officer. “This very difficult year is now behind us, and most importantly in 2007 we took essential steps to remake the company in various areas, such as people, structure, process changes, product manufacturing capability, pricing and cost management. We expect these initiatives to significantly improve our performance in 2008.”

FOURTH QUARTER BUSINESS UNIT HIGHLIGHTS

North American revenues declined 2.5% while case volume declined 4.8% when compared to the fourth quarter of 2006, due to the factors discussed above.

“In the fourth quarter, we sharpened our focus on a few key initiatives with our most important customers,” said Rick Dobry, Cott’s President for North America. “These include the roll out of our new water program, continued distribution expansion and brand development of our new products, and merchandising of our core business. Late in the quarter, we secured the final round of pricing for the year.”

“As a result of this year’s performance in our U.S. operations, our annual asset impairment analysis resulted in a non-cash goodwill impairment of $55.8 million,” said Juan Figuereo, Cott’s Chief Financial Officer.

The International business unit continued to deliver strong revenue growth, up 18.0% compared to the same period last year, or up 12.1% excluding the impact of foreign exchange. International growth in the U.K. and Europe case volume was approximately 5.5%, while Mexico case volume declined by 7.4%.

“With experienced leaders in the U.K., Mexico, and RC International, we are confident about the future success and continued growth of our international operations,” said Willis. “We expect our International business unit to continue delivering strong gains in 2008, and I am working closely with each of these business unit leaders to accelerate our profitable growth.”

FULL-YEAR RESULTS

For the full year ended December 29, 2007, case volume was up 3.0% and revenue was relatively flat compared to the prior year. North American volume and revenue declines were offset by gains in the International business unit, where there was continued growth despite operational issues in the U.K. When foreign exchange is excluded, overall revenue for 2007 declined by 2.1%.

Gross margin for 2007 was 11.0% compared to 12.2% in 2006, primarily due to higher ingredient and packaging costs. SG&A expenses decreased in 2007 by 8.8% to $160.6 million, as compared to $176.1 million last year.

Restructuring, asset impairments, and other charges for the year were $90.8 million compared to $38.5 million in the prior year. The full year operating loss was $57.1 million, as compared to income of $2.3 million in the prior year.

Cott recorded an income tax benefit of $14.8 million for 2007, compared to $16.3 million for 2006. Our effective tax rate for the full year was 16.8% in 2007 versus 48.2% in 2006. This difference was primarily due to the afore-mentioned deferred tax valuation allowance.

Net loss in 2007 was $73.1 million or $1.02 per diluted share, compared to $17.5 million or $0.24 per diluted share in 2006.

PERFORMANCE AGAINST FOCUS AREAS

Progress against Cott’s focus areas include:

LOWEST COST PROVIDER

•	Coverage for 2008 of key commodity costs to reduce exposure to price volatility, coupled with implementation of price increases to address the current commodity cost environment

•	Continued focus on cost control, with particular emphasis on people costs along with overall G&A control

RETAILER’S BEST PARTNER

•	Acquisition of new state-of-the-art equipment to recover profitability in the U.S. bottled water business

•	Improved merchandising execution of Cott’s core retailer brand business driven by the new Customer Development and Solution Teams (CDST’s)

INNOVATION PIPELINE

•	Expansion of distribution and brand building in major new channels and key new customers

•	New product offerings now include: XingTeaTM All Natural Organic Teas, EmergeTM Nutrient-Infused Water, ThrowdownTM Energy Drinks, and others

INTERNATIONAL EXPANSION

•	Implementation of new management teams in both the U.K./Europe and in RC International to build on strong 2007 top line growth

•	Completed El Riego acquisition in Mexico and expanded portfolio with the launch of VintageTM and Retailer Brand Enhanced Waters with major customers

“We are closely tracking these key initiatives to achieve our planned growth and profit objectives,” said Willis. Juan Figuereo, added, “Supporting these key initiatives financially is critical. We have negotiated a capital lease financing agreement for the North America water project with a major financial player, who is also a partner in helping us improve our business processes. This major milestone, along with the new proposed asset based loan debt facility should provide added flexibility and liquidity as we execute our turnaround plan.”

Fourth Quarter Results Conference Call

Cott Corporation will host a conference call today, Friday, February 8th, at 10 AM ET to discuss fourth quarter financial results.

For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

North America:	(800) 733-7560
International:	(416) 915-5761

Webcast

To access Cott’s fourth quarter conference call with analysts over the Internet, please visit the Company’s website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay of both events will be available at Cott’s website until February 25, 2008.

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, customers, or other fourth parties.

Non-GAAP Measures

Cott supplements its reporting of operating income (loss) determined in accordance with GAAP by using adjusted operating income (loss). Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from adjusted operating income (loss) in determining adjusted operating income (loss). The term adjusted operating income (loss) excludes restructuring, asset impairment and other charges, certain charges relating to plant closures (product and customer rationalization activities, executive transition costs, accelerated depreciation and amortization and inventory reserves and U.K. supplier receivership. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses these results to evaluate the impact of operational business decisions. Since Cott uses these financial results in the management of its business, the Company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance. Cott’s adjusted operating income (loss) should be considered in addition to, and not as a substitute for, net income (loss) or any other amount determined in accordance with GAAP. Cott’s adjusted operating income (loss) reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains or refers to forward-looking statements that are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, and that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, the changing nature of the North American business; our ability to successfully implement our cost reduction program, restore plant efficiencies and lower logistics and other costs; our ability to grow our business outside of North America, including new geographic areas; our ability to expand our business to new channels and products; our ability to integrate new management and a new management structure; loss of key customers, particularly Wal-Mart, and the commitment of our customers to their own Cott-supplied beverage programs; increases in competitor consolidations and other marketplace competition, particularly among manufacturers of branded beverage products; our ability to identify acquisition and alliance candidates and to integrate into our operations the businesses and product lines that we acquire or become allied with; our ability to secure additional production capacity either through acquisitions, or third party manufacturing arrangements; increase in interest rates; fluctuations in the cost and availability of beverage ingredients and packaging supplies, and our ability to maintain favorable arrangements and relationships with our suppliers; our ability to pass on increased costs to our customers and the impact those increased prices could have on our volumes; unseasonably cold or wet weather, which could reduce demand for our beverages; our ability to protect the intellectual property inherent in new and existing products; adverse rulings, judgments or settlements in our existing litigation and regulatory reviews, and the possibility that additional litigation or regulatory reviews will be brought against us; product recalls or changes in or increased enforcement of the laws and regulations that affect our business; currency fluctuations that adversely affect the exchange between the U.S. dollar on one hand and the pound sterling, the Canadian dollar, the Mexican peso and other currencies on the other; changes in tax laws and interpretations of tax laws; changes in consumer tastes and preferences and market demand for new and existing products and our ability to develop new products that appeal to changing consumer tastes; interruption in transportation systems, labor strikes, work stoppages and other interruptions or difficulties in the employment of labor or transportation in our markets; and changes in general economic and business conditions.

The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company disclaims any obligations to update any forward-looking statement as result of developments occurring after the date of this release.

(Financial tables in Exhibits 1-4 attached)

COTT CONTACT:

Edmund O’Keeffe – Investor Relations	Tel: (905) 672-1900 ext.19216

Lucia Ross – Media contact	Tel: (813) 313- 1705

COTT CORPORATION	EXHIBIT 1

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(in millions of US dollars except per share amounts, US GAAP)

Unaudited

	For the three months ended		For the twelve months ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Revenue	$412.4	$400.1	$1,775.6	$1,771.8
Cost of sales	376.7	370.2	1,581.1	1,554.9

Gross profit	35.7	29.9	194.5	216.9

Selling, general and administrative expenses	44.1	46.7	160.6	176.1
Loss (gain) on disposal of property, plant & equipment	0.4	—	0.2	—
Restructuring, asset impairments and other charges
Restructuring	0.9	9.3	24.4	20.5
Goodwill impairments	55.8	—	55.8	—
Asset impairments	9.7	14.2	10.6	15.4
Other	—	—	—	2.6

Operating (loss) income	(75.2)	(40.3)	(57.1)	2.3
Other income, net	(1.6)	0.5	(4.7)	0.1
Interest expense, net	8.7	8.7	32.8	32.2
Minority interest	0.8	0.8	2.7	3.8

Loss before income taxes	(83.1)	(50.3)	(87.9)	(33.8)
Income tax (recovery) expense	(6.3)	(20.7)	(14.8)	(16.3)

Net loss	$(76.8)	$(29.6)	$(73.1)	$(17.5)

Volume - 8 oz equivalent cases	302.3	267.2	1,270.2	1,233.5
- Filled Beverage	194.3	200.9	844.9	889.4

Net loss per common share
Basic	$(1.07)	$(0.41)	$(1.02)	$(0.24)
Diluted	$(1.07)	$(0.41)	$(1.02)	$(0.24)

Weighted average outstanding shares (thousands)
Basic	71,871	71,746	71,818	71,726
Diluted	71,871	71,746	71,818	71,726

COTT CORPORATION	EXHIBIT 2

CONSOLIDATED BALANCE SHEETS

(in millions of US dollars, US GAAP)

Unaudited

	December 29, 2007	December 30, 2006
ASSETS
Current assets
Cash	$27.4	$13.4
Accounts receivable	196.9	187.0
Income taxes recoverable	32.7	16.6
Inventories	130.1	131.2
Prepaid and other expenses	10.2	10.3
Deferred income taxes	—	11.7

	397.3	370.2

Property, plant and equipment	393.6	360.2
Goodwill	108.3	158.4
Intangibles and other assets	230.8	250.7
Deferred income taxes	13.3	—

	$1,143.3	$1,139.5

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$135.9	$107.7
Current maturities of long-term debt	1.8	2.0
Income taxes payable	—	—
Accounts payable and accrued liabilities	199.7	186.5

	337.4	296.2

Long-term debt	271.3	275.2
Other long-term liabilities	18.1	—
Deferred income taxes	30.8	58.5
Other tax liabilities	36.5	—

	694.1	629.9

Minority interest	19.6	20.9

Shareowners’ equity
Capital stock	275.0	273.4
Restricted shares	(0.4)	(0.7)
Additional paid-in-capital	31.3	29.8
Retained earnings	91.4	168.7
Accumulated other comprehensive income	32.3	17.5

	429.6	488.7

	$1,143.3	$1,139.5

COTT CORPORATION	EXHIBIT 3

SEGMENT INFORMATION

(in millions of US dollars, US GAAP)

Unaudited

	For the three months ended		For the twelve months ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Revenue
North America	$284.1	$291.3	$1,274.1	$1,344.7
International	128.3	108.8	501.5	427.1

	$412.4	$400.1	$1,775.6	$1,771.8

Operating (loss) income
North America	$(71.5)	$(38.4)	$(77.9)	$(13.6)
International	(3.7)	(1.9)	20.8	15.9

	$(75.2)	$(40.3)	$(57.1)	$2.3

COTT CORPORATION	EXHIBIT 4

SUPPLEMENTARY INFORMATION - NON-GAAP OPERATING INCOME

(in millions of US dollars)

Unaudited

	For the three months ended			For the twelve months ended
	December 29, 2007	December 30, 2006		December 29, 2007	December 30, 2006
Operating (loss) income	(75.2)	(40.3)		(57.1)	2.3

Executive Transition Costs	—	2.1	A	—	8.7	B
U.K. Resin Supplier	—	9.0	A	—	9.0	B
Accelerated Depreciation Associated with Restructuring	—	12.2	A	—	13.2	B
Restructuring and Other Charges	0.9	9.3		24.4	23.1
Goodwill Impairments	55.8	—		55.8	—
Asset Impairments	9.7	14.2		10.6	15.4

Adjusted Operating (loss) income	(8.8)	6.5		33.7	71.7

A - Unusual items fourth quarter 2006 - $23.3 million

B - Unusual items fiscal year 2006 - $30.9 million